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                                                                     EXHIBIT 3.4




                            CERTIFICATE OF SECRETARY


         The undersigned Secretary of StorMedia Incorporated hereby certifies that at a meeting of the Board of Directors held on July 25, 1996, Section 2 of
Article II of the Bylaws of StorMedia Incorporated was amended and restated in its entirety to provide as follows:

         "Section 2. Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of Board vacancies and newly created directorships), and may be held at such time and place, within or without the State of Delaware, as shall be stated in a new notice of the meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by two or more members of the Board of Directors or the President and shall be called by the President upon written request of holders of fifty percent (50%) of the voting rights held by the outstanding shares of any series or class of the corporation's Capital Stock."

         IN WITNESS WHEREOF, the undersigned has set her hand hereunto effective as of July 25, 1996.




                                        /s/ Judith Mayer O'Brien
                                        -------------------------------
                                        Judith Mayer O'Brien, Secretary